Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-255060) pertaining to the 2014 Equity Incentive Plan and 2021 Incentive Award Plan of Frontier Group Holdings, Inc., and
(2)Registration Statement (Form S-8 No. 333-269900) pertaining to the 2021 Incentive Award Plan of Frontier Group Holdings, Inc.
(3)Registration Statement (Form S-8 No. 333- 277191) pertaining to the 2021 Incentive Award Plan of Frontier Group Holdings, Inc.
of our report dated February 18, 2025, with respect to the consolidated financial statements of Frontier Group Holdings, Inc., and the effectiveness of internal control over financial reporting of Frontier Group Holdings, Inc. included in this Annual Report (Form 10-K) of Frontier Group Holdings, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Denver, Colorado
February 18, 2025